[WINTERTHUR LOGO]

WINTERTHUR GROUP                  Head Office             General Guisan-Str. 40
                                                          P.O. Box 357
                                                          CH-8401 Winterthur
                                                          www.winterthur.com

XL Insurance (Bermuda) Ltd
One Bermudiana Road
Hamilton
Bermuda

-and-

Vitodorum Reinsurance Company (formerly called
Winterthur International)
Mythenquai 10
CH-8022 Zurich

For the attention of Paul Giordano


24 December 2003


SELLERS RETROCESSION AGREEMENTS
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Dear Sirs,

We refer to the second amended and restated agreement for the sale and purchase of Winterthur International (the "SPA") made between us and dated as of 15 February 2001. Capitalised terms in this letter agreement shall have the meaning as set out in the SPA unless otherwise defined in this letter agreement.

In relation to Article 5 of each of (i) the Sellers Retrocession Agreement (in respect of the period to 31 December 2000) dated 24 July 2001 and made between Winterthur International (Re) and Winterthur; and (ii) the Amended and Restated Sellers Retrocession Agreement (in respect of the period to 30 June 2001) dated 8 February 2002 and made between Winterthur International (Re) and Winterthur (collectively defined as the "SRAs"), we ask you to agree:

1. to the insertion of the following at the end of the first sentence immediately after the phrase "... 31.12.2000 Financial Statements)";

"provided that from and after agreement or determination (whichever is earlier) of the Seasoned Net Reserves Amount but with effect from 30 June 2004 the "ultimate net loss" in respect of losses shall not exceed the sum provided for in respect of such losses in the agreed or determined Seasoned Net Reserves Amount except that such excess shall form part of the "ultimate net loss" to the extent that it is due to (i) non recoverability of reinsurance receivables or collectables; (ii) collected reinsurance which has since become repayable; or
(iii) additional sums payable to reinsurers which arise out of discussions as to the valuation of reinsurance receivables, in each case, to the extent included as part of the agreed or determined Seasoned Net Reserves Amount.



"Winterthur"
Swiss Insurance Company
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Page 2
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To the extent  that the  amounts  of any  payments  made under this  Reinsurance
Agreement between 30 June 2004 and the date of agreement or determination of the Seasoned Net Reserves Amount would not have been required to be paid pursuant to the previous paragraph if the Seasoned Net Reserves Amount had been agreed or determined at that time, such amounts shall be repaid to the party that made
such  payment  in  cash  within  five  Business   Days  of  such   agreement  or
determination together with interest at a non-compounding rate per annum of 0.5 per cent. above Base Rate.

and

2.    to amend the third paragraph of Article 5 as follows:

(i) so that "in such case" reads "in the case of either (i) or (ii) of this paragraph";

(ii) so that the following words are included at the end of the paragraph "or under the Seasoned Net Reserves Payment".

Clause 19 of the SRAs applies to this letter agreement.

Kindly consent to the above by signing and returning a copy of this letter agreement.

Your faithfully

/s/ Hans Kuenzle                      /s/ John R. Dacey
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For and on behalf of "Winterthur" Swiss Insurance Company


/s/ Clive Tobin
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For and on behalf of XL Insurance (Bermuda) Ltd


/s/ Hans Gmunder
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For and on behalf of Vitodorum Reinsurance Company